Exhibit 99.1

News Release

Hecla Announces Sale of Venezuelan Gold Properties

COEUR D’ALENE, Idaho—(BUSINESS WIRE)—June 19, 2008—Hecla Mining Company (NYSE:HL) today announced an agreement to sell its subsidiaries engaged in Venezuelan activities to Rusoro Mining Ltd. (Rusoro) for $25 million, consisting of $20 million in cash and 4,273,504 shares of Rusoro common stock. The transaction is dependent upon regulatory approval.

Hecla Mining Company President and Chief Executive Officer, Phillips S. Baker, Jr., said, “The sale of our Venezuelan properties is part of our strategy to reduce the financing put in place to acquire Greens Creek. Prior to this transaction, Hecla repatriated approximately $39 million in cash that generated a $14 million foreign exchange loss. This transaction generates immediate cash from both the sale of the assets and the repatriation of $25 million of cash from our Venezuelan subsidiaries.”

Hecla currently carries the Venezuelan properties at a book value of $39 million, so the transaction is expected to result in a pre-tax loss on the sale in the range of $10 million to $12 million, subject to normal post-closing adjustments. The $14 million foreign exchange loss will also be reported in second quarter 2008 results. Baker said, “Our operations in Venezuela were very important to Hecla in the early 2000s, during a time when precious metals prices were depressed. But more recently that operation has become a much smaller proportion of our company’s value, as revenues from our U.S. silver properties grew. In fact, in 2007, the La Camorra unit contributed just 3% of our annual gross profit.”

The sale of the La Camorra unit is expected to reduce Hecla’s 2008 gold production estimate to approximately 70,000 ounces (from earlier guidance of 115,000 ounces), with the majority of that production coming as a by-product from the Greens Creek mine. Baker said, “2008 is a transition year for Hecla as we see a reduction in gold production but an increase in silver production. And while we will not own a primary gold mine, we will continue to consider gold properties in politically secure countries that leverage our expertise as an underground miner.”

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common shares are traded on the New York Stock Exchange under the symbol HL.

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

CONTACT: Hecla Mining Company

Vice President - Investor and Public Relations

Vicki Veltkamp, 208-769-4144

SOURCE: Hecla Mining Company